Applied Energetics Announces it is Temporarily in Non-Compliance with NASDAQ Marketplace Rule 5605 Following the Resignation of a Board Member

TUCSON, Ariz.— April 28, 2009-- Applied Energetics, Inc., (Nasdaq: AERG), today announced that it received a letter from The Nasdaq Stock Market notifying the company that it no longer complies with Nasdaq Marketplace Rule 5605, which requires a listed company to have an audit committee composed of at least three independent directors. Following the resignation of General James A. McDivitt from Applied Energetics Board of Directors on March 28, 2009, the company was left with only two independent directors serving on its audit committee.

Nasdaq Marketplace Rule 5605(c)(4)(A) provides a cure period for Applied Energetics to regain compliance with Nasdaq's audit committee composition requirements. This cure period will run through the earlier of Applied Energetics next annual meeting of shareholders or March 28, 2010 or, if Applied Energetics next annual meeting of shareholders is held before September 24, 2009, through September 24, 2009.

During the cure period, Applied Energetics common stock will continue to trade on Nasdaq, subject to Applied Energetics continued compliance with other Nasdaq listing requirements. Applied Energetics is currently addressing the need for an audit committee member and expects to regain compliance with Nasdaq's audit committee composition requirements within the cure period.

About Applied Energetics, Inc.

Applied Energetics, Inc., based in Tucson Ariz., specializes in development and manufacture of high performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for defense, aerospace, industrial, and scientific customers worldwide.  Applied Energetics pioneered the development of Laser Guided Energy (LGE®) technology, and related solutions for defense and security applications.  For more information about Applied Energetics, please visit www.appliedenergetics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to: the dependence on sales of a limited number of products and the uncertainty of the timing and magnitude of government funding and orders, dependence on sales to government customers; the uncertainty of patent protection; the uncertainty of strategic alliances; the uncertainty of management tenure; the impact of third-party suppliers' manufacturing constraints or difficulties; management's ability to achieve business performance objectives, market acceptance of, and demand for, the company's products, and resulting revenues; development and testing of technology and products; manufacturing capabilities; impact of competitive products and pricing ;the ability to retain key personnel; litigation and other risks detailed in the company's filings with the Securities and Exchange Commission. The words "looking forward," "believe," "demonstrate," "intend," "expect," "contemplate," "estimate," "anticipate," "likely" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Applied Energetics undertakes no obligation to update any forward-looking statements contained in this news release.

Contact:

Kevin McGrath
Cameron Associates
212.245.4577
Kevin@cameronassoc.com